奥盛（九江）钢线钢缆有限公司

OSSEN (JIUJIANG) STEEL WIRE & CABLE CO., LTD.

CONTRACT

The Sellers: Ossen (Jiujiang) Steel Wire & Cable Co., Ltd. Contract No: 2008EX011

Address: 245 Jiurui Road, Jiujiang City, Jiangxi Province, P.R. China Signing Date: 2008-02-15

The Buyers: The Crispin Company

Address: 2009 Lubbock Street Houston, Texas 77007-7621

This contract is made by and between the Buyers and Sellers; whereby the Buyers agree to buy and the Sellers agree to sell the under mentioned goods on the terms and conditions stated below:

(1) NAME OF COMMODITY & SPECIFICATIO	(2) QUANTITY	(3) UNIT PRICE & TERMS	(4) TOTAL VALUE
12.7 MM DIAMETER GALVANIZED PC STRAND LOW RELAXATION	1100MT	USD1460/MT CFR HOUSTON	USD1606000.00
* Above price to be adjusted according to Bao Steel's wire rod price per quarter.			

(5) Quality: ASTM A-416 / A421-02 Low relaxation, eye to sky, left lay

(6) Manufacturer: Ossen (Jiujiang) Steel Wire & Cable Co., Ltd.

(7) Packing: According to ASTM A416 / A416M-02 and suitable for ocean shipment.

(8) Time of Shipment: Note late than Dec.31, 2008.

(9) Port of Loading: Shanghai Port, China

(10)Place of Destination: Houston, USA

(11) Terms of Payment: 45 days after B/L date

(12) Documents: The Sellers shall send the original documents to the buyer by courier after all the payment has been remitted to the seller: Full set of original Clean On Board Bill of Lading with Consignee and Notify Party

Invoice; Certificate of quality; Packing list, certificate of coil weight shipping advice curve graph

(13) Advice of shipment: The Seller will fax or email within 5 working days the Shipping Advice upon effect delivery.

(14) Insurance: To be covered by the buyer

(15) Inspection: Certificate of quality issued by factory shall be taken as basis for the shipping quality/quantity.

(16) Discrepancy and Claim:

In case discrepancy on the quality of the goods is found by the buyers after arrival of the goods at the port of destination, claim may be lodged within 45 days after arrival of the goods at the port of destination, while for quantity discrepancy, claim may be lodged within 30 days after arrival of the goods at the port of destination, being supported by Inspection Certificate issued by a reputable public surveyor agreed upon by both party. The Sellers shall, then consider the claim in the light of actual circumstances. Should the quality and/or quantity/weight be found not in conformity with the contract or invoice, the Buyers shall be entitled to lodge claims with the Sellers on the basis of Survey Report issued by a reputable public surveyor agreed upon by both party after discharge of the goods at the port of destination.

(17) Force Majeure:

The Seller and the Buyer cannot be held responsible for any delay or failure to comply with this agreement as a result of strikes, fires, floods, accidents to transportation or installations, freight increase, explosions, or any other accidents of similar nature or other cases of Force Majeure. In case of such contingencies the party incapable of complying either partially or totally with the disposing of this contract, shall notify in writing to the other party within 48 hours (not counting Saturdays, Sundays and Holidays) of it occurrence and confirm it within next 7 days through a certificate issued by a Government Agency or by the Local Chamber of Commerce.

In case above contingencies last for over three months, then the seller and/or the buyer have the right to terminate the contract

(18) Amendments

Any changes to the present contract will be binding for both parties on condition they were accepted in written form by both sides. Neither party has the right without the consent of the other party to pass the present agreement to a third party. The agreement has been drawn in English language in two originals. In all correspondence both parties should refer to this agreement

(19) Arbitration:

All disputes in connection with this contract or the execution thereof shall be settled by friendly negotiation. If no settlement can be reached. The case in dispute shall then be submitted for arbitration to a Chinese Arbitration Commission in accordance with British rules of arbitration. The arbitration shall take place in China. The decision made by the commission shall be accepted as final and binding upon both parties. The fees for arbitration shall be borne by the losing party unless other wise awarded by the commission.

Sellers:	Buyers:
For and on behalf of 奥盛(九江)钢线钢缆有限公司 OSSEN (JIUJIANG) STEEL WIRE & CABLE CO., LTD. 徐耀文 Authorized Signature(s)	GREGOIRE
Ossen (Jiujiang) Steel Wire & Cable Co., Ltd.	**The Crispin Company**